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                                                                    EXHIBIT 12.1

                              TEXTRON MANUFACTURING

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)


                                                                                        Year
                                                 -----------------------------------------------------------------------------------
                                                      2000             1999              1998              1997             1996
                                                 -------------    --------------    -------------     -------------    -------------
Fixed charges:
    Interest expense (1)                          $     158        $      56         $     146         $     117        $     137
    Distributions on preferred securities of
        subsidiary trust, net of income taxes            26               26                26                26               23
    Estimated interest portion of rents                  30               26                20                14               18
                                                 -------------    --------------    -------------     -------------    -------------

        Total fixed charges                       $     214        $     108         $     192         $     157        $     178
                                                 =============    ==============    =============     =============    =============


Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                     $     611        $   1,030         $     763         $     648        $     540
    Fixed charges (2)                                   188               82               166               131              155
    Eliminate equity in undistributed pretax
        income of finance subsidiaries                 (112)             (92)              (47)              (36)             (64)
                                                 -------------    --------------    -------------     -------------    -------------

        Adjusted income                           $     687        $   1,020         $     882         $     743        $     631
                                                 =============    ==============    =============     =============    =============

Ratio of income to fixed charges                       3.21             9.44              4.59              4.73             3.54
                                                 =============    ==============    =============     =============    =============


------------------------

(1) Includes interest unrelated to borrowings of $3 million in 1999, $16 million in 1998; $12 million in 1997 and $11 million in 1996.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes in 2000, 1999, 1998, 1997 and 1996.